   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1995

                                                       REGISTRATION NO. 33-50103
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

                      NORTH CAROLINA                           56-0898180
               (State or other jurisdiction       (I.R.S. Employer Identification No.)
            of incorporation or organization)

                             ONE FIRST UNION CENTER
                        CHARLOTTE, NORTH CAROLINA 28288
                                 (704) 374-6565
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                      EXECUTIVE VICE PRESIDENT, SECRETARY
                              AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, (as amended, the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            FIRST UNION CORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                  COMMON STOCK
                        (PAR VALUE $3.33 1/3 PER SHARE)

     This Prospectus relates to the shares of common stock, $3.33 1/3 par value per share (the "Common Stock" or "FUNC Common Stock"), of First Union Corporation (the "Corporation" or "FUNC") that may be purchased under the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The primary purpose of the Plan is to make available to the holders of Common Stock the opportunity to purchase additional shares of Common Stock through the reinvestment of cash dividends and optional cash payments. As of November 30, 1995, 4,140,633 shares of Common Stock are issuable under the Plan. See "Description of Capital Stock".


     Optional cash payments may currently be invested on the Investment Date (as defined in the Plan) in each month at a one percent discount from the Investment Price (as defined in the Plan), subject to a minimum amount of $25.00 and a maximum amount of $10,000; provided (i) such discount and amounts may be changed (and in the case of the discount, discontinued) at any time by the Corporation,
(ii) such maximum amount may be waived by the Corporation, in its sole discretion, and (iii) optional cash payments in excess of $2,000 are subject to the Threshold Price (as defined in the Plan) provisions of the Plan. The foregoing discount is currently expected to continue for the foreseeable future, subject to the right of the Corporation to change or discontinue the same as indicated above. See "Description of the Plan -- Questions 14, 16 and 17".

     Beneficial Owners (as defined in the Plan) of Common Stock may also participate in the Plan under certain conditions. See "Description of the Plan -- Questions 5 and 6".

     A stockholder who is not a participant in the Plan may become one by completing an Authorization Form and returning it to the Plan's administrator, First Union National Bank of North Carolina (the "Bank" or "FUNB-NC"), a subsidiary of the Corporation, Corporate Trust Department, 230 South Tryon Street (11th Floor), Charlotte, North Carolina 28288-1153. Stockholders who are participants in the Plan may terminate their participation at any time. Stockholders who are not participants in the Plan and who do not want to become participants need do nothing and will continue to receive their cash dividends, if and when declared, as usual. Participants may call 1-800-347-1246 (374-2725 in Charlotte) if they have any questions concerning their accounts under the Plan.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF THE CORPORATION'S COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
      ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                    CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

             The date of this Prospectus is                , 1995.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed and traded on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part, and exhibits thereto (together with all amendments thereto, the "Registration Statement"), which the Corporation has filed with the Commission under the Securities Act of 1933, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which reference is hereby made for further information.

     The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by the Corporation with the Commission (File No. 1-10000) under the Exchange Act are hereby incorporated by reference in this
Prospectus:

          (1) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994;


          (2) the Corporation's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 (as amended by Form 10-Q/A-No. 1 dated May 16, 1995), June 30, 1995, and September 30, 1995, respectively;


          (3) the Corporation's Current Reports on Form 8-K dated January 13, 1995, June 19, 1995, June 20, 1995, June 21, 1995, June 30, 1995, and
     August 30, 1995; and

          (4) all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.
     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR CERTAIN EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE SENT TO:
INVESTOR RELATIONS, FIRST UNION CORPORATION, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206. TELEPHONE REQUESTS MAY BE DIRECTED TO (704) 374-6782.
                                       2

                                THE CORPORATION
     The Corporation was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). In 1968, the Corporation became the sole stockholder of FUNB-NC and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964.

     In addition to North Carolina, the Corporation currently operates banks in Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and the District of Columbia. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, the Corporation also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries.

     The Corporation's principal executive offices are located at One First Union Center, Charlotte, North Carolina 28288-0013 (telephone number
(704)374-6565).

     Following the 1985 Supreme Court decision upholding regional interstate banking legislation, the Corporation has concentrated its efforts on building a large regional banking organization in the eastern United States. Since November 1985, the Corporation has completed 60 banking related acquisitions and currently has four acquisitions pending, including the more significant acquisitions (I.E., acquisitions involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                                                  CONSIDERATION/
                                                                ASSETS/             ACCOUNTING
NAME                                       HEADQUARTERS     DEPOSITS (1)(2)          TREATMENT       COMPLETION DATE
Atlantic Bancorporation                 Florida               $3.8 billion      common stock/        November 1985
                                                                                pooling
Northwestern Financial Corporation      North Carolina         3.0 billion      common stock/        December 1985
                                                                                pooling
First Railroad & Banking Company of
  Georgia                               Georgia                3.7 billion      common stock/        November 1986
                                                                                pooling
Florida National Banks of Florida,
  Inc.                                  Florida                7.9 billion      cash and preferred   January 1990
                                                                                stock/purchase
Southeast Banking Corporation
  subsidiary banks ("Southeast Banks")  Florida                9.9 billion      cash, notes          September 1991
                                                                                and preferred
                                                                                stock/purchase
Resolution Trust Corporation ("RTC")
  acquisitions                          Florida, Georgia,      5.3 billion      cash/purchase        1991-1994
                                        Virginia
Dominion Bankshares Corporation         Virginia               8.9 billion      common stock         March 1993
                                                                                and preferred
                                                                                stock/pooling
Georgia Federal Bank, FSB               Georgia                4.0 billion      cash/purchase        June 1993

                                       3

                                                                                  CONSIDERATION/
                                                                ASSETS/             ACCOUNTING         COMPLETION
NAME                                       HEADQUARTERS     DEPOSITS (1)(2)          TREATMENT            DATE
First American Metro Corp.              Virginia               4.6 billion      cash/purchase        June 1993
American Savings of Florida, FSB        Florida                3.3 billion      common stock/        July 1995
                                                                                purchase
First Fidelity Bancorporation ("FFB")
  (3)                                   New Jersey           $35.3 billion      common stock         Pending
                                                                                and preferred
                                                                                stock/pooling




(1) The dollar amounts indicated represent assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast Banks, which represents assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the Federal Deposit Insurance Corporation.


(2) In addition, the Corporation acquired Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management at the time of acquisition in June 1994. Since such assets are not owned by Lieber, they are not reflected on the Corporation's balance sheet.


(3) Certain financial and other information regarding FFB is incorporated herein by reference through the Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See "Incorporation of Certain Documents by Reference".


     The Corporation is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of the Corporation's book value and net income per common share may occur in connection with any future transactions.

                                    SUMMARY
     The following summary of certain provisions of the Plan is qualified in its entirety by reference to the provisions of the Plan set forth below under "Description of the Plan". Capitalized terms not previously defined are defined under "Description of the Plan".

       -- The number of shares of Common Stock currently available for issuance
          under the Plan is            .


       -- The discount currently being offered to purchase shares of Common
          Stock under the Plan is one percent. The discount may be adjusted by the Corporation from time to time in its discretion. The primary factors the Corporation currently expects to consider in making such adjustments are (i) the market price of the Common Stock, (ii) the current and expected capital needs of the Corporation, and (iii) the amount of optional cash payments expected to be invested under the Plan.


       -- The maximum amount of optional cash payments that currently may be invested on each Investment Date is $10,000; provided that optional cash payments in excess of $2,000 are subject to the Threshold Price provisions of the Plan. Such maximum amount may be waived by the Corporation from time to time in its discretion. The primary factors the Corporation currently expects to consider in granting such waivers are (i) the amount of optional cash payments expected to be invested under the Plan, (ii) the amount the Corporation is requested to waive,
          (iii) the Investment Price of the Common Stock, and (iv) the current and expected capital needs of the Corporation.


       -- The foregoing discount, maximum and waiver provisions of the Plan affect the amount of shares that may be distributed under the Plan and the manner of distribution in various ways, including, under certain circumstances, encouraging financial intermediaries to participate in the Plan. Under such circumstances, such intermediaries may (i) engage in positioning and other transactions which would allow them to acquire shares prior to the record date for a particular Investment Date, (ii) purchase shares at a discount under the Plan, and (iii) resell the shares to capture the discount. If such financial intermediaries engage in such transactions, under certain circumstances such intermediaries may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). The Corporation has not entered into any arrangements (formal or informal) with any financial intermediaries to engage in such transactions.


       -- From January through November 1995, the Corporation has sold 688,680 shares of Common Stock under the Plan for $31.0 million, none of which was sold pursuant to waivers. During 1994, the Corporation sold 762,258 shares of Common Stock under the Plan for $31.8 million, none of which was sold pursuant to waivers. All of the shares sold were sold at either a one or three percent discount. Certain Participants may be broker-dealers or other financial intermediaries. The Corporation is not aware of which Participants may be broker-dealers or other financial intermediaries, nor is the Corporation aware of the intent of any Participants with respect to purchases under the Plan.

                            DESCRIPTION OF THE PLAN
     The following, in question and answer form, are the provisions of the Plan. Those holders of Common Stock who are not participants in the Plan will continue to receive cash dividends, if and when declared, as usual.
                                       5

GLOSSARY OF DEFINED TERMS
       -- "Agent" means a bank, currently Branch Banking & Trust Company, unaffiliated with the Corporation acting on behalf of Participants in the Plan.
       -- "Bank" means First Union National Bank of North Carolina, a subsidiary of the Corporation.
       -- "Beneficial Owner" means a beneficial owner of shares of Common Stock on whose behalf a Participant may be acting under and in accordance with the applicable provisions of the Plan.
       -- "Common Stock" means the Common Stock, $3.33 1/3 par value per share, of the Corporation.
       -- "Corporation" means First Union Corporation.
       -- "Daily Investment Price" means the average high and low sale prices of the Common Stock on the NYSE on a trading day during the Pricing
          Period.
       -- "Investment Date" means the Common Stock cash dividend payment dates in months in which dividends are paid and the 15th day of the month in each other month; provided if the NYSE is not open on such date the Investment Date will be the next day that the NYSE is open.
       -- "Investment Price" means the price at which original issue shares of
          Common Stock are purchased under the Plan.
       -- "NYSE" means the New York Stock Exchange.
       -- "Participant" means a holder of record of shares of Common Stock who is eligible to participate and is a participant in the Plan.
       -- "Plan" means the Corporation's Dividend Reinvestment and Stock
          Purchase Plan.
       -- "Pricing Period" means the ten business days preceding an Investment
          Date.
       -- "Threshold Price" means the minimum price for the investment of optional cash payments established by the Corporation prior to 5:00 p.m. on the last business day preceding each Pricing Period.
PURPOSE
1. WHAT IS THE PURPOSE OF THE PLAN?
     The primary purpose of the Plan is to provide holders of Common Stock the opportunity of reinvesting cash dividends and optional cash payments in additional shares of Common Stock. Shares purchased under the Plan will either be original issue shares or shares purchased in the open market by a bank unaffiliated with the Corporation acting on behalf of participants in the Plan (the "Agent"). To the extent shares are original issue shares, the Corporation will receive additional funds for its general corporate purposes, including investments in, or extensions of credit to, the Corporation's banking and nonbanking subsidiaries. See "Use of Proceeds". To the extent shares are purchased in the open market, the Corporation will not receive any additional funds.
ADVANTAGES
2. WHAT ARE THE ADVANTAGES OF THE PLAN?
     Participants in the Plan may:
                                       6

       -- Automatically reinvest their Common Stock cash dividends, including dividends on shares of Common Stock held by them under the Plan, in additional shares of Common Stock.
       -- Reinvest additional cash, under certain terms and conditions, in additional shares of Common Stock.
       -- Reinvest the full amount of all dividends and any optional cash payments (net of certain costs and expenses in connection with purchases made in the open market), since fractional share interests may be held under the Plan.
       -- Avoid safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions of the Plan. DISADVANTAGES
3. WHAT ARE SOME OF THE DISADVANTAGES OF THE PLAN?
       -- Prior to being invested on a particular Investment Date, optional cash payments may not be returned to Participants, unless a request is received prior to 5:00 p.m. on the last business day prior to the applicable Investment Date.
       -- NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT
          OR RETURN.

       -- While a one percent discount is currently provided from the Investment
          Price, the Investment Price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date when the shares are issued or thereafter.

IMPORTANT DATES
4. WHAT ARE SOME OF THE IMPORTANT DATES TO REMEMBER ABOUT THE PLAN?
       -- PARTICIPATION. An Authorization Form must be received by the record date established for a particular dividend in order to have such dividend reinvested under the Plan. In order to have optional cash payments reinvested under the Plan in months in which no dividend is paid, a Participant must be a holder of record on the last business day of the month prior to the Investment Date relating to such optional cash payments. If a Participant desires to reinvest dividends or optional cash payments on behalf of Beneficial Owners, a Beneficial Owner Authorization Form must be received by the record date for such dividend or by the last day of the month prior to the Investment Date for such optional cash payments, as applicable. See Question 6.
                                       7

       -- PRICING PERIOD. The ten business days preceding the applicable
          Investment Date. See Question 14.
       -- INVESTMENT DATES. In months in which dividends are paid the Investment
          Date is the dividend payment date. In months in which dividends are not paid the Investment Date is generally the 15th day of the month. See Question 12.
       -- OPTIONAL CASH PAYMENTS. The deadline for receiving optional cash payments is 5:00 p.m., Charlotte time, on the last business day prior to the applicable Investment Date. See Question 15.
       -- THRESHOLD PRICE. A Threshold Price for reinvesting optional cash payments in excess of $2,000 will be established prior to 5:00 p.m. on the last business day preceding each Pricing Period. See Question 17.
PARTICIPATION
5. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?
     All holders of record of shares of Common Stock are eligible to participate in the Plan, excluding depository clearing organizations (all such holders of record who became participants in the Plan being referred to herein as "Participants"); provided, however, if any Participants, or any beneficial owners of shares of Common Stock on whose behalf a Participant may be acting as hereinafter provided ("Beneficial Owners"), have the same social security number or federal tax identification number, the maximum amount which all such Participants or Beneficial Owners, as applicable, may reinvest as optional cash payments on each Investment Date is limited to the maximum amount that one Participant may so reinvest on such Investment Date, except as may otherwise be permitted under the Plan.
6. HOW DOES AN ELIGIBLE STOCKHOLDER BECOME A PARTICIPANT?

     An eligible stockholder may join the Plan by signing an Authorization Form and returning it to the Bank. Authorization Forms may be obtained at any time by written request to First Union National Bank of North Carolina, Corporate Trust Department, 230 South Tryon Street (11th Floor), Charlotte, North Carolina 28288-1153.

     In addition to the foregoing, a broker, bank, nominee or other eligible stockholder, all of whose shares are beneficially owned by others, who desires to participate in the Plan on behalf of such Beneficial Owners, may participate in the Plan by signing and returning a Beneficial Owner Authorization Form listing such Beneficial Owners and their tax identification numbers. Such Beneficial Owner Authorization Form must be submitted each time the Participant desires to participate in the Plan on behalf of such Beneficial Owners. In the case of reinvestment of dividends the Beneficial Owner Authorization Form must be submitted by the record date for each dividend. In the case of optional cash payments the Beneficial Owner Authorization Form must be submitted by the last day of the month prior to the Investment Date for such optional cash payments.

     Beneficial Owners desiring to participate in the Plan should (i) contact the holder of record who holds the shares of Common Stock on behalf of such Beneficial Owners, (ii) have such holder of record become a Participant in the Plan by signing an Authorization Form, and (iii) have such holder of record sign and return a Beneficial Owner Authorization Form, as described above. The Corporation may establish other or additional requirements that apply to Participants who desire to participate in the Plan on behalf of Beneficial Owners.

7. WHEN MAY AN ELIGIBLE STOCKHOLDER JOIN THE PLAN?
     An eligible stockholder may join the Plan at any time. If an Authorization Form is received by the Bank on or before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will commence with that dividend. If an Authorization Form is received after the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. In the past, quarterly dividend record and payment dates for Common Stock have ordinarily occurred on or about the following dates:

RECORD DATE           PAYMENT DATE
February 28           March 15
May 31                June 15
August 31             September 15
November 30           December 15

     In order to make optional cash payments in months in which no dividend is paid, a Participant must be a holder of record on the last day of the month prior to the Investment Date relating to such optional cash payments. ADMINISTRATION
8. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?
     The Bank performs certain bookkeeping and similar administrative functions in connection with the operation of the Plan, including keeping records and sending statements of accounts to Participants.
COSTS
9. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?
     To the extent shares are original issue shares, Participants will incur no brokerage commissions or service charges for purchases made under the Plan. To the extent shares are purchased in the open market by the Agent, brokerage commissions or mark-ups and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid out of the total amount to be invested and therefore will be paid by the Participants on a pro rata basis.
PURCHASES
10. HOW ARE SHARES OF COMMON STOCK ACQUIRED UNDER THE PLAN?
     Purchases under the Plan are currently being made from the Corporation's authorized and unissued shares. The Corporation will give Participants at least 30 days' prior written notice if purchases under the Plan are changed to open market purchases by the Agent. If the Corporation were to give such notice, the Corporation expects that such open market purchases would continue for not less than the 12-month period following such change.
     Purchases by the Agent in the open market will be made at such times, in such amounts, at such prices and by such methods as the Agent shall in its sole discretion deems to be in the best interests of the Plan and the Participants, subject to applicable rules and regulations of the Commission. The primary factors the Corporation currently expects to consider in determining whether to commence open market purchases under the
                                       9

Plan are (i) the market price of the Common Stock, (ii) the current and expected capital needs of the Corporation, and (iii) the number of original issue shares expected to be issued under the Plan.
11. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?
     The number of shares purchased under the Plan for each Participant will depend on the amount of each Participant's dividends and optional cash payments, the market price of the Common Stock, and if the shares purchased are purchased in the open market by the Agent, the amount of brokerage commissions or mark-ups and any other fees or expenses charged by the broker-dealer or broker-dealers involved. Each Participant's account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount reinvested under the Plan by the Participant, divided by the applicable purchase price per share of the Common Stock (including brokerage commissions or mark-ups and other brokerage fees and expenses in the case of open market purchases). The Plan does not permit partial reinvestment of dividends.
     Since there is currently no maximum on the number of shares that may be issued to a Participant as reinvested dividends, financial intermediaries and others may engage in positioning transactions in order to obtain shares at a discount for resale.
12. WHAT ARE THE INVESTMENT DATES?
     The investment dates ("Investment Dates") will be the cash dividend payment dates in months in which dividends are paid and the 15th day of the month in each other month; provided if the NYSE is not open on such date the Investment Date shall be the next day that the NYSE is open.
13. WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?
     Purchases of original issue shares will be made as of each Investment Date and will include the optional cash payments and dividends to be reinvested as of each Investment Date, as applicable. Open market purchases under the Plan will be made by the Agent following each Investment Date and the delivery to the Agent by the Bank of the optional cash payments and dividends to be reinvested, as applicable. No interest will be paid on any funds received under the Plan.
14. AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

     If shares issued under the Plan are original issue shares, the price at which such shares will be purchased (the "Investment Price") will be the average of the high and low sale prices of the Common Stock on the NYSE on the ten business days preceding the applicable Investment Date (the "Pricing Period"), subject to the provisions set forth below with respect to optional cash payments in excess of $2,000 if the Threshold Price is greater than the Investment Price; provided no purchases shall be made in the event that this price is less than the par value of the Common Stock (presently $3.33 1/3 per share), and provided, further, that the Corporation shall have the right from time to time to allow such purchases to be made at a discount, upon giving Participants not less than 30 days' prior written notice thereof. If instituted, such discount may thereafter be changed or discontinued, upon giving Participants similar notice of such change or discontinuance. Dividends and optional cash payments are currently being used to purchase shares of Common Stock at a one percent discount. The Corporation currently expects to continue such discount for the foreseeable future, but as indicated above, such discount may be changed or discontinued at any time.

     If shares issued under the Plan are purchased in the open market by the Agent, the price at which such shares will be purchased will be the prices per share payable to the broker-dealer or broker-dealers involved
                                       10

(including brokerage commissions or mark-ups and any other brokerage fees and expenses charged by the broker-dealer or broker-dealers involved).
OPTIONAL CASH PAYMENTS
15. HOW MAY OPTIONAL CASH PAYMENTS BE MADE?
     An optional cash payment may be made by a Participant enclosing a check or money order payable to "First Union National Bank of North Carolina, Agent" together with an optional cash payment form attached to a statement of account referred to below and mailing them to First Union National Bank of North Carolina, Corporate Trust Department, 230 South Tryon Street (11th Floor), Charlotte, North Carolina 28288-1153. The deadline for receiving optional cash payments to be reinvested as of a particular Investment Date, is 5:00 p.m., Charlotte time, on the last business day prior to such Investment Date. Optional cash payments received after such date and time will be reinvested as of the next Investment Date, subject to the provisions of the Plan relating thereto. Wire transfer of funds may be made with the prior approval of the Bank.
     If a Participant desires the return of an optional cash payment, the Bank must be notified of such desire prior to 5:00 p.m. on the last business day prior to the Investment Date. Requests received by the Bank after such time will not be honored.
16. WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

     The same amount of money does not need to be sent each month and a Participant is under no obligation to make an optional cash payment in any month. Any optional cash payments, however, must not be less than $25.00 per payment nor, unless approved by the Corporation as hereinafter provided and subject to the Threshold Price provisions of the Plan with respect to optional cash payments in excess of $2,000, may such payments to be reinvested by any Participant currently aggregate more than $10,000 on any Investment Date for such Participant or for each Beneficial Owner on whose behalf a Participant may be investing, as applicable, subject to the right of the Corporation from time to time to change such amounts or to eliminate optional cash payments upon giving Participants in the Plan not less than 30 days' prior written notice of the effective date of such change; provided, however, any such change shall not occur more often than once every three months.

     If a Participant is acting on behalf of Beneficial Owners, in order to invest any optional cash payments on behalf of such Beneficial Owners, by the last day of the month prior to the Investment Date on which the Participant desires to reinvest such optional cash payments the Participant must deliver a Beneficial Owner Authorization Form to the Bank, as described above.
     Participants who wish to make optional cash payments in excess of the maximum amount may do so if they have obtained the prior written approval of the Corporation to make such payments, which approval may be granted or withheld in the Corporation's sole discretion. Requests for such approval should be directed to the Corporation at (704) 374-6782.
     The primary factors the Corporation currently expects to consider in determining whether to grant waiver requests are (i) the market price of the Common Stock, (ii) the current and expected capital needs of the Corporation,
(iii) the amount of optional cash payments expected to be received, and (iv) the amount the Corporation is being requested to waive. The Corporation currently expects that waivers in any given month would either be granted to all Participants who request the same or be denied to all such Participants, unless the amount one or more Participants are requesting to be waived exceeds the amount the Corporation desires
                                       11
to receive in such month. There is currently no maximum dollar limit on the amount of shares of Common Stock that may be purchased pursuant to a waiver.
17. WHAT ARE THE THRESHOLD PRICE PROVISIONS?
     Prior to 5:00 p.m. on the last business day preceding each Pricing Period, the Corporation will establish a minimum price for the reinvestment of optional cash payments (the "Threshold Price") in excess of $2,000 on the Investment Date following such Pricing Period, subject to the following provisions:
      -- The Threshold Price will be established in the Corporation's sole discretion after a review of current market conditions and other factors.
      -- A Participant may obtain the Threshold Price by telephoning the
         Corporation at (704) 374-6782.
      -- If the average high and low sale prices of the Common Stock on the NYSE on a trading day during the Pricing Period (a "Daily Investment Price") is less than the Threshold Price, such Daily Investment Price will be excluded from the Pricing Period for purposes of calculating the Investment Price for optional cash payments in excess of $2,000, except as set forth below. An example of this is set forth in Example 3 below, where for purposes of calculating the Investment Price for optional cash payments in excess of $2,000 only those days during the Investment Period where the Daily Investment Price exceeds the Threshold Price are used in making such calculation.
      -- If the Threshold Price is greater than the Daily Investment Price on each business day during a Pricing Period for a particular Investment Date, prior to 5:00 p.m. on the last business day prior to such Investment Date, the Corporation shall have the right to determine, in its sole discretion, whether or not optional cash payment amounts in excess of $2,000 in the aggregate per Participant or Beneficial Owner will be reinvested at the Investment Price on such Investment Date. If the Corporation determines that such payments are not to be so reinvested, such payments will be returned to the Participants as promptly as practicable following the Investment Date, without interest.
      -- A Participant may call the Corporation at the number listed above to ascertain the Investment Price and if optional cash payment amounts in excess of $2,000 are to be invested on the Investment Date.
      -- The foregoing Threshold Price concept and return procedure apply only to original issue shares and optional cash payment amounts in excess of $2,000 in the aggregate per Participant or Beneficial Owner.
     Some examples of how the Threshold Price provisions apply are as follows:

      -- EXAMPLE 1. The Corporation sets the Threshold Price at $55.00 prior to the Pricing Period. Each day's average of the high and low sale prices of Common Stock on the NYSE for the ten business days during the Pricing Period is below $55.00 and the average of such prices is $52.50. Under these circumstances, the Corporation has the option to either (i) permit all optional cash payments to be invested at $52.50 per share, less the applicable discount, or (ii) permit only optional cash payments totalling $2,000 or less to be so invested.


      -- EXAMPLE 2. The Corporation sets the Threshold Price at $55.00 prior to the Pricing Period. Each day's average of the high and low sale prices of Common Stock on the NYSE for the ten business days during the Pricing Period is greater than $55.00 and the average of such prices is $57.00. Under these circumstances, all optional cash payments would be invested at $57.00 per share, less the applicable discount.


      -- EXAMPLE 3. The Corporation sets the Threshold Price at $55.00 prior to the Pricing Period. Several but not all of each day's average of the high and low sale prices of Common Stock on the NYSE for the ten business days during the Pricing Period are greater than $55.00. The average of the days where such price exceeds $55.00 is $57.00. The average of the ten days' high and low Common Stock price on the NYSE is $52.50. Under these circumstances, (i) all optional cash payments equal to $2,000 or less would be invested at $52.50 per share, less the applicable discount, and (ii) all optional cash payments in excess of $2,000 would be invested at $57.00 per share, less the applicable discount.

     The primary purpose of the Threshold Price provisions is to assure the price the Corporation will receive for optional cash payments in excess of $2,000 on each Investment Date.
REPORTS TO PARTICIPANTS
18. WHAT REPORTS WILL BE SENT TO PARTICIPANTS?
     As soon as practicable after each purchase made under the Plan on behalf of a Participant, the Participant will receive a statement of his account, which will include information regarding each such purchase and other information regarding the status of the Participant's account as of the date of such statement. These statements will provide a record of the cost basis of shares purchased under the Plan and should be retained for tax purposes.
DIVIDENDS
19. WILL PARTICIPANTS RECEIVE DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?
     Yes. Dividends will be paid on all shares of Common Stock held in Participants' accounts under the Plan on the basis of the full shares and fractional share interests held in such accounts on the record dates for such dividends. Such dividends will automatically be reinvested in additional shares of Common Stock, which will be credited to the Participants' accounts under the Plan.
WITHDRAWAL OF SHARES IN PLAN ACCOUNTS
20. HOW MAY A PARTICIPANT WITHDRAW SHARES PURCHASED UNDER THE PLAN?
     A Participant may withdraw all or any portion of the full shares of Common Stock held in the Participant's account under the Plan by notifying the Bank in writing to that effect. The notice should be sent to First Union National Bank of North Carolina, Corporate Trust Department, 230 South Tryon Street (11th Floor), Charlotte, North Carolina 28288-1153. A certificate for the full shares so withdrawn will be issued in the name of and mailed to the Participant. In no case will certificates for fractional share interests be issued.
TERMINATION OF PARTICIPATION
21. HOW MAY A PARTICIPANT'S PARTICIPATION IN THE PLAN BE TERMINATED?
     A Participant may terminate participation in the Plan at any time by notifying the Bank in writing to that effect; provided that any notice of termination received by the Bank between a dividend record date and payment date will not be effective insofar as that dividend is concerned. Any such termination notice should be sent to First Union National Bank of North Carolina, Corporate Trust Department, 230 South Tryon Street (11th Floor), Charlotte, North Carolina 28288-1153.
                                       13

     THE CORPORATION MAY ALSO TERMINATE A PARTICIPANT'S PARTICIPATION IN THE PLAN FOR ANY REASON, INCLUDING IF DURING A CALENDAR YEAR A PARTICIPANT REINVESTS LESS THAN $100.00 IN DIVIDENDS, BY GIVING WRITTEN NOTICE TO THAT EFFECT TO A PARTICIPANT AT ANY TIME; PROVIDED THAT IF SUCH NOTICE IS GIVEN BETWEEN A DIVIDEND RECORD DATE AND PAYMENT DATE, SUCH TERMINATION SHALL NOT BE EFFECTIVE INSOFAR AS THAT DIVIDEND IS CONCERNED.

22.WHAT HAPPENS TO THE FULL SHARES AND ANY FRACTIONAL SHARE INTEREST IN A
   PARTICIPANT'S ACCOUNT WHEN A PARTICIPANT'S PARTICIPATION IN THE PLAN IS TERMINATED?
     Upon termination of a Participant's participation in the Plan, a certificate for the number of full shares in the Participant's account will be issued in the name of and mailed to the Participant. In lieu of issuing a certificate for any fractional share interest remaining in a terminated Participant's account, the fractional share interest will be liquidated and a check for the net proceeds resulting from such liquidation (I.E., the proceeds from such sale less brokerage commissions and other brokerage charges) will be mailed to the Participant.
OTHER INFORMATION
23.WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE
   PLAN?
     Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan on behalf of a Participant will not be issued in a Participant's name. Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued in the Participant's name without charge upon receipt by the Bank of a written request therefor from the Participant. Certificates representing fractional share interests will not be issued under any circumstances.
24.WHAT HAPPENS TO A PARTICIPANT'S PLAN ACCOUNT IF ALL SHARES REGISTERED IN THE
   PARTICIPANT'S NAME ARE TRANSFERRED OR SOLD?
     If a Participant disposes of all shares of Common Stock registered in the Participant's name on the stockholder records of the Corporation without terminating participation in the Plan, the Bank will continue to reinvest dividends payable on the shares of Common Stock held in the Participant's Plan account until such time as the Participant's participation in the Plan is terminated. A Participant who sells all of the shares of Common Stock held of record in the name of such Participant would still hold shares under the Plan because those shares are held by the Bank as nominee for all Participants in the Plan. Dividends on the shares held in the Plan by such Participant would continue to be reinvested under the Plan until the Participant requests that such shares be issued to the Participant or sold by the Bank, as applicable.
     Any Participant who does not have any shares of Common Stock registered in his name on the stockholder records of the Corporation and who has less than 100 shares of Common Stock in his Plan account may instruct the Bank, in form satisfactory to the Bank, to sell the shares of Common Stock in his Plan account through the Agent. In addition, each quarter the Bank will send a form to each Participant who disposed of the shares of Common Stock registered in his name during the prior quarter, according to the stockholder records of the Corporation, and who has less than 100 shares of Common Stock in his Plan account, for use by such Participant if he wants the Bank to sell the shares of Common Stock in his Plan account through the Agent. The Corporation will pay all commissions or mark-ups and any other brokerage fees and expenses charged by the broker-dealers involved in such sales. A check for the proceeds from the sale of such shares of Common Stock will be mailed to the Participant following settlement of the sale. Sales by the Agent will be made at such times, in such amounts, at such prices and by such methods as the Agent in its sole discretion deems to be in the best interests of the Plan and the Participants, subject to applicable rules and regulations of the
                                       14

Commission. A Participant will realize gain or loss in connection with such sale of the shares of Common Stock in his Plan account equal to the difference between the amount which the Participant receives for such shares and the tax basis therefor.
25.WHAT HAPPENS IF THE CORPORATION HAS A COMMON STOCK RIGHTS OFFERING, STOCK
   DIVIDEND OR STOCK SPLIT?
     Any Common Stock stock dividend or stock split issued by the Corporation will be credited to the accounts of Participants based on the number of shares (including fractional share interests) held in such accounts on the record date for such dividend or split. In the event the Corporation makes available to holders of Common Stock, rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their accounts on the record date established for determining the holders of Common Stock entitled to such rights or warrants. See "Description of Capital Stock -- Rights Plan".
26. HOW WILL A PARTICIPANT'S PLAN SHARES BE VOTED AT A MEETING OF STOCKHOLDERS? If on the record date for a meeting of stockholders there are any whole shares credited to a Participant's account under the Plan, such whole shares will be added to the shares registered in the Participant's name on the stockholder records of the Corporation and the Participant will receive one proxy covering the total of such shares, which proxy will be voted as the Participant directs; or, if a Participant so elects, the Participant may vote all of such shares in person at the stockholders' meeting.
27. MAY A PARTICIPANT SELL, PLEDGE OR OTHERWISE ASSIGN OR TRANSFER HIS ACCOUNT UNDER THE PLAN?
     A Participant may not sell, pledge or otherwise assign or transfer his account under the Plan, or any interest therein, or any shares of Common Stock credited to such account, except that such shares may be sold as provided above and may be transferred in accordance with such requirements as may be imposed by the Bank in connection therewith. Except as provided in the preceding sentence, a Participant who desires to sell, pledge or otherwise assign or transfer shares of Common Stock in his account must request that certificates for such shares be issued in the Participant's name.
28. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN? REINVESTMENT OF DIVIDENDS

     If the shares issued under the Plan are original issue shares, Participants in the Plan will be considered to have received a dividend for federal income tax purposes equal to the fair market value as of the Investment Date of the shares purchased with the reinvested dividends, even though the actual price, by virtue of a discount or market fluctuations during the Pricing Period, may be more or less than that amount. If the shares issued under the Plan are acquired by purchase in the open market, Participants will be treated as having received a dividend equal to the cash dividend paid by the Corporation increased by the amount of brokerage fees paid to the Agent by the Corporation. Such dividend amount will become the Participant's basis in the shares purchased under the Plan, and the Participant's holding period for such shares will begin on the day following the date of purchase.

     The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends under the Plan:

Cash dividends reinvested......................................................   $100.00
Assumed current market price*..................................................   $ 55.00
Less 1.0% discount.............................................................   $   .55
Net purchase price per share...................................................   $ 54.45
Number of shares purchased ($100.00 $54.45)....................................    1.8365
Total taxable dividend resulting from the transactions
  ($55.00 X 1.8365)**..........................................................   $101.01




*This price is assumed for illustrative purposes only, and will vary with the market price of the Common Stock.

**Assumes market price is equal to fair market value as of the Investment Date.

  OPTIONAL CASH PAYMENTS

     With respect to original issue shares, Participants in the Plan who elect to reinvest in additional shares by making optional cash payments will be treated for federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the Investment Date of the shares purchased, over (ii) the optional cash payments made. (For the method used in computing market price, see Question 14 above.) Participants will not be deemed to have received a dividend with respect to shares acquired by purchases in the open market, except to the extent of brokerage fees paid to the Agent by the Corporation. The Participant's tax basis in the shares purchased under the Plan will be equal to the cost paid by the Participant in acquiring such stock, plus the amount (if any) treated as a dividend for federal income tax purposes, and the Participant's holding period for such shares will begin on the day following the date of purchase.

  ADDITIONAL INFORMATION APPLICABLE TO REINVESTMENT OF DIVIDENDS AND OPTIONAL CASH PAYMENTS


     The dividend income by a corporate shareholder generally is eligible for a 70 percent dividends-received deduction under current federal tax laws.

     A Participant will not realize any taxable income upon the receipt of certificates for whole shares credited to the Participant's account under the Plan, either upon the Participant's request for certificates for such shares or upon withdrawal from or termination of the Plan. However, a Participant who receives, upon withdrawal from or termination of the Plan, a cash payment for a fractional share credit to the Participant's account will be treated as having redeemed the fractional share of stock and accordingly will recognize gain or loss for tax purposes equal to the difference between the cash payment and the Participant's tax basis of such fractional share. Gain or loss will be realized by the Participant upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for each whole share, and the Participant's tax basis therefor.


     A Participant (including a foreign stockholder) whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment in additional shares for such Participant's Plan account. Statements confirming purchases made for such Participants will indicate that tax has been withheld.

     The above is intended only as a general discussion for the current federal income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.
29. WHO WILL ACT AS THE AGENT UNDER THE PLAN IN MAKING OPEN MARKET PURCHASES? Branch Banking and Trust Company, Charlotte, North Carolina, will act as the Agent on behalf of Participants in making open market purchases of Common Stock under the Plan. The Agent may make such purchases in negotiated transactions or on any securities exchange where the Common Stock may be listed, which purchases may be on such terms as to price, delivery and otherwise as the Agent may determine; provided such purchases may not be made from the Corporation or any of its affiliates. The fees payable to the Agent for its services will be paid by the Corporation. The Agent is not affiliated with the Corporation.
30. WHAT IS THE RESPONSIBILITY OF THE BANK, THE CORPORATION AND THE AGENT UNDER THE PLAN?
     The Bank, the Corporation and the Agent shall not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt by the Bank of notice in writing of such death, (ii) with respect to the price at, or terms upon which, shares of Common Stock may be purchased under the Plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the Common Stock before, at or after any such purchases may be made, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth hereunder. The foregoing limited liability provision does not affect a stockholder's right to bring a cause of action based on alleged violations of federal securities laws. The terms and conditions of the Plan shall be governed by the laws of the State of North Carolina.
31. MAY THE PLAN BE CHANGED OR DISCONTINUED?
     The Corporation reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination.
                                       17

                                USE OF PROCEEDS

     The net proceeds from the sale of original issue shares of Common Stock issued under the Plan will be used for general corporate purposes of the Corporation, which may include the reduction of indebtedness, investments at the holding company level, investments in, or extensions of credit to, the Corporation's banking and nonbanking subsidiaries and other banks and companies engaged in other financial service activities, the purchase of outstanding equity securities of the Corporation, and possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds. Based upon the past and anticipated growth of the Corporation, the Corporation may engage in additional financings of a character and amount to be determined as the need arises.


     The Corporation will not receive any funds under the Plan from the purchase of shares of Common Stock in the open market by the Agent.

                              PLAN OF DISTRIBUTION

     Subject to the discussion below, original issue shares of Common Stock sold under the Plan are distributed directly by the Corporation rather than through an underwriter, broker or dealer. There are no brokerage commissions or other fees charged to Participants in connection with their purchases of such original issue shares under the Plan. To the extent shares are purchased in the open market by the Agent, brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid out of the total amount to be invested and therefore will be paid by the Participants on a pro rata basis.


     Persons who satisfy the eligibility requirements for participation in the Plan, including brokers or dealers, are currently permitted to purchase additional shares through optional cash payments at a one percent discount, subject to the applicable minimum and maximum purchase limitations on any Investment Date. Under the Plan, Participants may invest amounts (i) on behalf of Beneficial Owners, and (ii) in excess of the maximum purchase limitation with the prior written approval of the Corporation. It is not expected that a material portion of shares of Common Stock will be issued pursuant to such written approvals. See "Description of the Plan -- Questions 5 and 16". Depending on the market price for the Common Stock and the Corporation's capital needs at the time of any such request, the Corporation may elect to waive the maximum purchase limitation. The grant or denial of waivers will be made by the Corporation in its sole discretion. While the Plan is intended to benefit existing stockholders who want to increase their investment in the Corporation, the Plan has been, and is expected to continue to be, a major source of new equity capital for the Corporation.

     Broker-dealers and other financial intermediaries may engage in positioning transactions in order to benefit from the discount upon reinvestment of dividends since there are currently no caps on the number of shares of Common Stock that can be issued with respect thereto.
                                       18

     Under certain circumstances, certain Participants may be deemed to be "underwriters" within the meaning of the Securities Act and subject to obligations (including an obligation to deliver a prospectus) and liabilities thereunder. Common Stock purchased by such a Participant may be sold in one or more transactions (which may include block transactions) on a relevant stock exchange or in the over-the-counter market, in negotiated transactions, through the writing of options on the stock (whether such options are listed on an options exchange or otherwise) or a combination of such methods of resale and at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices and any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participant and/or the purchasers of any such Common Stock. Any discount received from the Corporation, and any profit made on any such resale and commissions or concessions received, by any such Participants may be deemed to be underwriting compensation under the Securities Act.


                       DESCRIPTION OF FUNC CAPITAL STOCK


     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED (THE "ARTICLES"), AND BYLAWS OF FUNC AND THE NORTH CAROLINA BUSINESS CORPORATION ACT (THE "NCBCA"). THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF FUNC'S ARTICLES AND BYLAWS AND THE NCBCA.


AUTHORIZED CAPITAL


     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of September 30, 1995, there were 167,795,141 shares of FUNC Common Stock and no shares of FUNC Preferred Stock or FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of FUNC, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued.


FUNC COMMON STOCK


     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.


     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable.

FUNC PREFERRED STOCK


     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.


FUNC CLASS A PREFERRED STOCK


     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of FUNC. Subject to the foregoing and to the terms of any particular series of FUNC Class A Preferred Stock, each series of FUNC Class A Preferred Stock may vary as to priority.


     In the FFB acquisition agreement, upon consummation of the acquisition of FFB (the "FFB Merger"), FUNC agreed to issue three corresponding new series of FUNC Class A Preferred Stock with terms substantially identical to those of the three outstanding series of FFB preferred stock to be exchanged therefor. The following is a brief description of certain terms of the three outstanding series of FFB preferred stock, based on information filed by FFB with, and publicly available from, the Commission and the NYSE. See "The Corporation".


  FFB SERIES B PREFERRED STOCK


     The FFB Series B Convertible Preferred Stock ("FFB Series B Preferred Stock") bears a cumulative annual dividend of $2.15 per share, has a liquidation preference of $25.00 per share, is redeemable in whole or in part at the option of FFB at $25.00 per share plus accrued but unpaid dividends to the redemption date, and is currently convertible at the option of the holder thereof into
 .7801 of a share of FFB common stock per share, subject to adjustment in certain events. Upon consummation of the FFB Merger, such conversion ratio will be adjusted in accordance with the FFB Merger exchange ratio (1.35 shares of FUNC Common Stock for each share of FFB common stock outstanding at the time the FFB Merger is consummated). Holders of FFB Series B Preferred Stock are entitled to vote on all matters on which the holders of FFB common stock vote, together with FFB common stock as a single class, and in such circumstances each holder of FFB Series B Preferred Stock is entitled to such number of votes as is equal to one-half of the number of shares of FFB common stock into which such holder's shares of FFB Series B Preferred Stock are then convertible. Holders of FFB Series B Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series B Preferred Stock, (iii) for FFB to redeem fewer than all shares of FFB Series B Preferred Stock at any time when any dividends thereon have not been paid for past periods, and (iv) in certain circumstances with respect to the authorization or creation of more than ten million shares of any FFB preferred stock or the authorization or creation of any securities ranking prior to FFB Series B Preferred Stock.


  FFB SERIES D PREFERRED STOCK


     The FFB Series D Adjustable Rate Cumulative Preferred Stock ("FFB Series D Preferred Stock") is non-voting, subject to certain limited exceptions, has a liquidation preference of $100.00 per share and is redeemable in whole or in part at the option of FFB at a redemption price of $100.00 per share plus accrued but unpaid dividends to the redemption date. FFB Series D Preferred Stock cannot be converted into any other class of capital stock of FFB. FFB Series D Preferred Stock bears cumulative dividends at an annual rate (the "applicable rate") equal to .75 percent less than the highest of the three-month U.S. Treasury Bill rate, the U.S. Treasury ten-year constant maturity rate or the U.S. Treasury 20-year constant maturity rate, adjusted quarterly; however, in no event may the applicable rate be less than 6.25 percent or more than 12.75 percent per annum. Holders of FFB Series D Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series D Preferred Stock, and (iii) with respect to the authorization or creation of any securities ranking prior to FFB Series D Preferred Stock.


  FFB SERIES F PREFERRED STOCK


     The FFB Series F 10.64% Preferred Stock (the "FFB Series F Preferred Stock") bears a cumulative annual dividend rate of 10.64 percent, is non-voting, subject to certain limited exceptions, has a liquidation preference of $1,000.00 per share and is redeemable in whole or in part at the option of FFB on or after July 1, 1996, at $1,000.00 per share plus accrued and unpaid dividends to the redemption date. FFB Series F Preferred Stock cannot be converted into any other class of capital stock of FFB. The shares of FFB Series F Preferred Stock are represented by depositary shares, with each depositary share representing a 1/40th interest in a share of FFB Series F Preferred Stock. Holders of the depositary shares are entitled to all rights and preferences of FFB Series F Preferred Stock proportionate to the ownership interest represented by the number of depositary shares owned by them. Holders of FFB Series F Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series F Preferred Stock, and (iii) with respect to the authorization or creation of any securities ranking prior to FFB Series F Preferred Stock.


RIGHTS PLAN


     Each outstanding share of FUNC Common Stock currently has attached to it one right (an "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Each FUNC Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $110.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to "control" FUNC within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.


     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve

Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.


     The Third Amendment to the FUNC Rights Agreement, effective as of June 18, 1995, exempts the grant by FUNC to FFB of an option to purchase up to 19.9 percent of the outstanding shares of FUNC Common Stock (the "FUNC Option"), and the purchase of shares of such common stock pursuant to the FUNC Option, from causing the holder of the FUNC Option or such shares from becoming an Acquiring Person as a result thereof.


     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.


     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC will take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of FUNC may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute therefor shares of junior participating FUNC Class A Preferred Stock upon exercise of each FUNC Right at a rate of two one-hundredths of a share of junior participating FUNC Class A Preferred Stock upon the exchange of each FUNC Right.


     The FUNC Rights are redeemable by FUNC at $.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.


     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the Board of Directors of FUNC. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.

     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in it entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154.


OTHER PROVISIONS


     The FUNC Articles and Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC, including provisions in the FUNC Articles: (i) classifying the Board of Directors into three classes, each to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies of the Board of Directors that occur between annual meetings, except the vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances by holders of classes or series of stock ranking superior to FUNC Common Stock); and (vi) requiring an 80 percent vote for stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.


     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.


     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.


     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" of FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.


     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.

     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect.


     The existence of the foregoing provisions could (i) result in FUNC being less attractive to a potential acquiror, and (ii) result in FUNC stockholders receiving less for their shares of FUNC Common Stock than otherwise might be available in the event of a take-over attempt.


                               VALIDITY OF SHARES

     The validity of the shares of Common Stock issuable under the Plan is being passed upon for the Corporation by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of the Corporation. Mr. Cowell is also a stockholder of the Corporation and holds options to purchase additional shares of Common Stock.
                                    EXPERTS

     The consolidated balance sheets of the Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, included in the Corporation's 1994 Annual Report to Stockholders which is incorporated by reference in the Corporation's 1994 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering the Corporation's consolidated financial statements refers to a change in the method of accounting for investments in 1994.


     The consolidated statements of condition of FFB as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, included in FFB's 1994 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FFB's consolidated financial statements refers to changes in the methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, and investments in 1993.

  No person has been authorized by the Corporation to give any information or to make any representation not contained in this Prospectus, in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Corporation since the date hereof or that the information contained in this Prospectus is correct as of any date subsequent to the date of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates nor such an offer or solicitation by anyone in any state in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.
                               TABLE OF CONTENTS

                                                  PAGE
Available Information..........................     2
Incorporation of Certain Documents
  by Reference.................................     2
The Corporation................................     3
Summary........................................     5
Description of the Plan........................     5
  Glossary of Defined Terms....................     6
  Purpose......................................     6
  Advantages...................................     6
  Disadvantages................................     7
  Important Dates..............................     7
  Participation................................     8
  Administration...............................     9
  Costs........................................     9
  Purchases....................................     9
  Optional Cash Payments.......................    11
  Reports to Participants......................    13
  Dividends....................................    13
  Withdrawal of Shares in Plan Accounts........    13
  Termination of Participation.................    13
  Other Information............................    14
Use of Proceeds................................    18
Plan of Distribution...........................    18
Description of FUNC Capital Stock..............    19
Validity of Shares.............................    24
Experts........................................    24



                            FIRST UNION CORPORATION
            DIVIDEND
            REINVESTMENT
            AND STOCK
            PURCHASE
            PLAN
                                  COMMON STOCK
                                   PROSPECTUS

                           DATED              , 1995

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the revised North Carolina Business Corporation Act, which became effective on July 1, 1990, contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     The Corporation's Bylaws provide for the indemnification of the Corporation's directors and executive officers by the Corporation against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation.

     The Corporation's Articles provides for the elimination of the personal liability of each director of the Corporation to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may from time to time be in effect.

     The Corporation maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) the Corporation's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) the Corporation against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
                                      II-1

ITEM 16. EXHIBITS.

EXHIBIT NO.                                                        DESCRIPTION
 (2)            --       FFB acquisition agreement. (Incorporated by reference to Exhibit (99) to the Corporation's
                           Current Report on Form 8-K dated June 21, 1995.)
 (4)(a)         --       Articles of Incorporation of the Corporation, as amended. (Incorporated by reference to Exhibit
                           (4)(a) to the Corporation's 1990 First Quarter Report on Form 10-Q and Exhibit (99)(a) to the
                           Corporation's 1993 First Quarter Report on Form 10-Q.)
 (4)(b)         --       Bylaws of the Corporation, as amended. (Incorporated by reference to Exhibit (4)(b) to the
                           Corporation's 1995 Third Quarter Report on Form 10-Q.)
 (4)(c)         --       Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibit
                           (4)(b) to the Corporation's Forms 8-K dated December 18, 1990 and October 20, 1992 and Exhibit
                           (99) to the Corporation's Current Reports on Form 8-K dated June 20, 1995, and June 21, 1995.)
 (4)(d)         --       All instruments defining the rights of holders of long-term debt of the Corporation and its subsidiaries. (Not filed pursuant (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 (5)            --       Opinion of Marion A. Cowell, Jr., Esq.*
 (23)(a)        --       Consent of KPMG Peat Marwick LLP.
 (23)(b)        --       Consent of KPMG Peat Marwick LLP.
 (23)(c)        --       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
 (24)           --       Power of Attorney.*
 (27)           --       The Corporation's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to the
                           Corporation's 1995 Third Quarter Report on Form 10-Q.




* Previously filed.
ITEM 17. UNDERTAKINGS.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                                      II-2

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                      II-3

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 33-50103 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 18, 1995.

                                            FIRST UNION CORPORATION
                                            By:       MARION A. COWELL, JR.
                                                    MARION A. COWELL, JR.
                                                  EXECUTIVE VICE PRESIDENT,
                                                 SECRETARY AND GENERAL COUNSEL

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 33-50103 on Form S-3 has been signed by the following persons in the capacities and on the date indicated.


                      SIGNATURE                                                 TITLE
                EDWARD E. CRUTCHFIELD*                  Chairman and Chief Executive
                                                          Officer and Director
                EDWARD E. CRUTCHFIELD
                  ROBERT T. ATWOOD*                     Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                   JAMES H. HATCH*                      Senior Vice President and Corporate Controller
                                                          (Principal Accounting Officer)
                    JAMES H. HATCH
                  G. ALEX BERNHARDT*                    Director
                  G. ALEX BERNHARDT
                  W. WALDO BRADLEY*                     Director
                   W. WALDO BRADLEY
                   ROBERT J. BROWN*                     Director
                   ROBERT J. BROWN
                   ROBERT D. DAVIS*                     Director
                   ROBERT D. DAVIS
                  R. STUART DICKSON*                    Director
                  R. STUART DICKSON

                      SIGNATURE                                                 TITLE
                     B. F. DOLAN*                       Director
                     B. F. DOLAN
                  RODDEY DOWD, SR.*                     Director
                   RODDEY DOWD, SR.
                  JOHN R. GEORGIUS*                     Director
                   JOHN R. GEORGIUS
                                                        Director
               WILLIAM N. GOODWIN, JR.
                  BRENTON S. HALSEY*                    Director
                  BRENTON S. HALSEY
                  HOWARD H. HAWORTH*                    Director
                  HOWARD H. HAWORTH
               TORRENCE E. HEMBY, JR.*                  Director
                TORRENCE E. HEMBY, JR.
                 LEONARD G. HERRING*                    Director
                  LEONARD G. HERRING
                  JACK A. LAUGHERY*                     Director
                   JACK A. LAUGHERY
                     MAX LENNON*                        Director
                      MAX LENNON
                                                        Director
                  RADFORD D. LOVETT
                 HENRY D. PERRY, JR.*                   Director
                 HENRY D. PERRY, JR.
                                                        Director
                 RANDOLPH N. REYNOLDS
                    RUTH G. SHAW*                       Director
                     RUTH G. SHAW

                      SIGNATURE                                                 TITLE
                   LANTY L. SMITH*                      Director
                    LANTY L. SMITH
                  DEWEY L. TROGDON*                     Director
                   DEWEY L. TROGDON
                                                        Director
                    JOHN D. UIBLE
                    B. J. WALKER*                       Director
                     B. J. WALKER
                 KENNETH G. YOUNGER*                    Director
                  KENNETH G. YOUNGER
     *By Marion A. Cowell, Jr., Attorney-in-Fact
                        MARION A. COWELL, JR.
                MARION A. COWELL, JR.


Date: December 18, 1995

                                 EXHIBIT INDEX

EXHIBIT NO.                                                        DESCRIPTION
 (2)          --       FFB acquisition agreement. (Incorporated by reference to Exhibit (99) to the Corporation's Current
                         Report on Form 8-K dated June 21, 1995.)
 (4)(a)       --       Articles of Incorporation of the Corporation, as amended. (Incorporated by reference to Exhibit
                         (4)(a) to the Corporation's 1990 First Quarter Report on Form 10-Q and Exhibit (99)(a) to the
                         Corporation's 1993 First Quarter Report on Form 10-Q.)
 (4)(b)       --       Bylaws of the Corporation, as amended. (Incorporated by reference to Exhibit (4)(b) to the
                         Corporation's 1995 Third Quarter Report on Form 10-Q.)
 (4)(c)       --       Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibit (4)(b)
                         to the Corporation's Forms 8-K dated December 18, 1990 and October 20, 1992 and Exhibit (99) to
                         the Corporation's Current Reports on Form 8-K dated June 20, 1995, and June 21, 1995.)
 (4)(d)       --       All instruments defining the rights of holders of long-term debt of the Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 (5)          --       Opinion of Marion A. Cowell, Jr., Esq.*
 (23)(a)      --       Consent of KPMG Peat Marwick LLP.
 (23)(b)      --       Consent of KPMG Peat Marwick LLP.
 (23)(c)      --       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
 (24)         --       Power of Attorney.*
 (27)         --       The Corporation's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to the
                         Corporation's 1995 Third Quarter Report on Form 10-Q.




* Previously filed.